Exhibit 99.1

For Immediate Release

World Energy Solutions Acquires Northeast Energy Partners

Deal Broadens Company’s Reach in Key “Mid-Market” Segment,

Adds Significant Cross-Sell Opportunities for Efficiency Services

Hartford, CT and Worcester, MA – October 4, 2012 – World Energy Solutions, Inc. (NASDAQ: XWES), a leading energy management services firm, today announced it has acquired Northeast Energy Partners, LLC (NEP), a privately-held Enfield, CT-based energy management and procurement company, for approximately $7.9 million in cash plus an additional $5.2 million in seller notes and potential earn-outs. The acquisition expands World Energy’s national footprint in the mid-market – addressing the energy management needs of small and mid-sized businesses – while increasing the Company’s market share in New England.

The deal also creates a significant cross-sell opportunity for World Energy, opening the door for the Company to deliver its energy efficiency services to NEP’s 2,000+ customers in Connecticut and Massachusetts. World Energy is an approved contractor of CL&P and United Illuminating in the CT Small Business Energy Advantage Program and in NSTAR’s small business and municipal programs in MA. These states have some of the largest utility incentive programs in the country – nearly $1 billion combined – which help fund energy efficiency projects.

“NEP is a perfect strategic fit for us,” said Phil Adams, CEO of World Energy Solutions. “The acquisition advances our goal of becoming the national leader in energy procurement for the mid-market segment, building on our purchase last year of GSE Consulting. The deal also brings us a roster of new customers in utility territories with active incentive programs where we can cross-sell our energy efficiency services. By helping clients lower the price they pay for energy, reduce the amount they consume, and maximize available incentives, we are providing a winning formula for lowering total energy cost.”

Added Jim Parslow, CFO of World Energy Solutions: “With the purchase of NEP, we are continuing to execute our growth strategy, supplementing strong organic growth with the acquisition of profitable, cash-generating companies that have predictable revenues and cash flows. Buying companies with these attributes allows us to use their cash flows to fund earn-outs and other considerations. We are financing this deal primarily with debt to minimize shareholder dilution, and we expect our purchase to be accretive and to have a positive impact on our top-line revenue, EBITDA and backlog.”

Founded in 2000 in response to natural gas and electricity deregulation in the Connecticut and Massachusetts markets, NEP established itself as one of the top energy brokerages in New England, specializing in the needs of small and mid-size businesses. With annual revenues topping $5 million, NEP currently employs 17, all of whom will be retained by World Energy. The Company will continue to operate in Enfield.

“Joining forces with a national energy management leader like World Energy will enable us to attract new customers, better serve our existing base, and provide our employees with exciting growth opportunities,” said Russ Monroe, President, Northeast Energy Partners. “World Energy’s approach to lowering a customer’s total energy cost is a compelling one, and our combined capability to execute it is going to make a big impact on how energy management gets done here and across the country.”

About World Energy Solutions, Inc.

World Energy Solutions, Inc. (NASDAQ: XWES) is an energy management services firm that brings together the passion, processes and technologies to take the complexity out of energy management and turn it into bottom-line impact for the businesses, institutions and governments we serve. To date, the Company has transacted more than $30 billion in energy, demand response and environmental commodities on behalf of its customers, creating more than $1 billion in value for them. World Energy is also a leader in the global carbon market, where its World Energy Exchange® supports the ground-breaking Regional Greenhouse Gas Initiative’s (RGGI) cap and trade program for CO2 emissions. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to the following: our revenue and backlog are dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; the effect of acquisitions on revenue, growth, EBITDA and backlog; and there are factors outside our control that affect transaction volume in the electricity market. Additional risk factors are identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For additional information, contact:

Dan Mees World Energy Solutions, Inc. (508) 459-8156 dmees@worldenergy.com	Susan Forman The Investor Relations Group (212) 825-3210 sforman@dgicomm.com